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EXHIBIT (11)

                      OPINION & CONSENT OF ROPES & GRAY LLP

                                ROPES & GRAY LLP
                                ONE METRO CENTER
                              700 12th STREET, N.W.
                                    SUITE 900
                              WASHINGTON, DC 20005

                   WRITER'S DIRECT DIAL NUMBER: (202) 508-4625

                                January 12, 2006

BB&T Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of the BB&T Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a prospectus/proxy statement on Form N-14 (the "Prospectus/Proxy Statement") with respect to certain Shares of the Trust.

We have examined your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Class A, Class B, Class C and Institutional Shares of the Series have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Class A, Class B, Class C and Institutional Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale (plus any applicable sales charge), the Class A, Class B, Class C and Institutional Shares issued will be validly issued, fully paid and non-assessable.

The BB&T Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could,

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under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the filing of the Prospectus/Proxy Statement. We consent to the filing of this opinion with and as part of your Prospectus/Proxy Statement.

                                        Sincerely,


                                        /s/ Ropes & Gray
                                        ----------------------------------------
                                        Ropes & Gray